Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” and “Financial Highlights” in each of the Prospectuses and in “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated December 23, 2008, with respect to the financial statements and financial highlights of Principal Funds, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 66 to Form N-1A Registration Statement under the Securities Act of 1933 (No. 33-59474).

/s/ Ernst & Young LLP

Des Moines, Iowa February 24, 2009